Exhibit 99.1

Limoneira Enters into a Two-Year Fallowing Program at its Associated Citrus Packers Ranch

Fallowing program targets approximately 400 of the 1300 acres; resulting in more than 1.3 billion gallons of water saved and a $1.0 million increase in operating results over last year

The program conserves and preserves natural water resources in Lake Mead and the Colorado River

SANTA PAULA, Calif., June 2, 2022 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, announced today its engagement with the Yuma Mesa Irrigation and Drainage District (“YMIDD”) in a two-year fallowing and forbearance program at the Company’s Associated Citrus Packers ranch in Yuma, Arizona. The Lower Colorado River Basin is currently in a declared shortage with reduced allocations now being enforced in Arizona. As a leader in sustainability, the Company is continuing in its aggressive efforts to farm its lands in the most efficiently manner possible. Where water savings can be achieved, its efforts will continue to present opportunities for it to assist in regional attainment of water management objectives and monetization benefits to the Company. This specific program targets approximately 400 acres of farmable land on the property over the duration of the agreement and will result in excess of 4,200 acre feet (or more than 1.3 billion gallons) annually of saved water that may be retained in Lake Mead as Colorado River System Conservation Water. In addition to conserving natural water resources, the program converts previously unprofitable acreage to be profitable with estimated annual increase in operating results of approximately $1.0 million.

Limoneira’s Associated Citrus Packers ranch includes 1,300 acres of land, comprised approximately of 900 acres of productive lemon orchards and 400 acres of other crops and facilities with access to the Colorado River for crop irrigation. The Company cultivates, harvests, and packs fruits and vegetables for sale within the Limoneira family of brands as well as third-party contract partners.

With the fallowing program in place, Limoneira will have approximately 700 acres of productive lemons, 400 fallowed acres and 200 acres of other crops. The Company will continue to leverage its existing supply chain for the 700 acres of lemons and expects to add more grower partners in the Yuma, Arizona area into its supply chain in the coming year. This would result in more lemon volume than Limoneira previously generated.

Harold Edwards, President and Chief Executive Officer, stated, "We are excited to finalize and enter into this fallowing program with the Yuma Mesa Irrigation and Drainage District at our Associated Citrus Packers ranch. At Limoneira, we have long been an advocate of prudent and efficient water management and continue to be a leader in conservation and preservation efforts within the greater Western United States. With today’s agreement, we will not only help to further our sustainability initiatives through efforts to minimize fresh water shortages to residents in Arizona and the Lower Basin, but also create value within our existing asset base. We continue to evaluate all potential options for our assets with the goal of further deleveraging the Company’s balance sheet and unlocking significant value for our shareholders.”

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” “estimate” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; increased labor costs; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investors:

John Mills

Managing Partner

ICR 646 277-1254

Corporate Communications:

Michael Gonzales

Marketing Manager

Limoneira Company

805-525-5541 ext. 1069